UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT _____)1

                           MASSEY ENERGY COMPANY
------------------------------------------------------------------------------
                              (Name of Issuer)

                                COMMON STOCK
------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 576206106
               ----------------------------------------------
                               (CUSIP Number)

                               MARCH 25, 2004
               ----------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            |_|   Rule 13d-1(b)
            |X|   Rule 13d-1(c)
            |_|   Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13G

------------------------------              -------------------------------
CUSIP NO.    576206106                      PAGE     2  OF   11  PAGES
------------------------------              -------------------------------

-------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

-------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)     |_|
                                                                    (b)     |_|

-------------------------------------------------------------------------------
     3   SEC USE ONLY

-------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

-------------------------------------------------------------------------------
                  5   SOLE VOTING POWER
     NUMBER OF
                         -0-
      SHARES
                 --------------------------------------------------------------
                  6   SHARED VOTING POWER
   BENEFICIALLY
                         2,324,517
     OWNED BY
                 --------------------------------------------------------------
       EACH       7   SOLE DISPOSITIVE POWER
     REPORTING
                         -0-
      PERSON
                 --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
       WITH
                         2,324,517
-------------------------------------------------------------------------------
     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,324,517

-------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    |_|

-------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            3.1%

-------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*
            PN

-------------------------------------------------------------------------------

                                SCHEDULE 13G

------------------------------              -------------------------------
CUSIP NO.    576206106                      PAGE     3  OF   11  PAGES
------------------------------              -------------------------------

-------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            PALOMINO FUND LTD.

-------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)     |_|
                                                                    (b)     |_|

-------------------------------------------------------------------------------
     3   SEC USE ONLY

-------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION
            BRITISH VIRGIN ISLANDS

-------------------------------------------------------------------------------
                  5   SOLE VOTING POWER
     NUMBER OF
                         -0-
      SHARES
                 --------------------------------------------------------------
                  6   SHARED VOTING POWER
   BENEFICIALLY
                         2,036,583
     OWNED BY
                 --------------------------------------------------------------
       EACH       7   SOLE DISPOSITIVE POWER
     REPORTING
                         -0-
      PERSON
                 --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
       WITH
                         2,036,583
-------------------------------------------------------------------------------
     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,036,583

-------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    |_|

-------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            2.7%

-------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*
            CO

-------------------------------------------------------------------------------

                                SCHEDULE 13G

------------------------------              -------------------------------
CUSIP NO.    576206106                      PAGE     4  OF   11  PAGES
------------------------------              -------------------------------

-------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            APPALOOSA MANAGEMENT L.P.

-------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)     |_|
                                                                    (b)     |_|

-------------------------------------------------------------------------------
     3   SEC USE ONLY

-------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

-------------------------------------------------------------------------------
                  5   SOLE VOTING POWER
     NUMBER OF
                         -0-
      SHARES
                 --------------------------------------------------------------
                  6   SHARED VOTING POWER
   BENEFICIALLY
                         4,361,100
     OWNED BY
                 --------------------------------------------------------------
       EACH       7   SOLE DISPOSITIVE POWER
     REPORTING
                         -0-
      PERSON
                 --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
       WITH
                         4,361,100
-------------------------------------------------------------------------------
     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            4,361,100

-------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    |_|

-------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            5.8%

-------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*
            PN

-------------------------------------------------------------------------------

                                SCHEDULE 13G

------------------------------              -------------------------------
CUSIP NO.    576206106                      PAGE     5  OF   11  PAGES
------------------------------              -------------------------------

-------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            APPALOOSA PARTNERS INC.

-------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)     |_|
                                                                    (b)     |_|

-------------------------------------------------------------------------------
     3   SEC USE ONLY

-------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

-------------------------------------------------------------------------------
                  5   SOLE VOTING POWER
     NUMBER OF
                         -0-
      SHARES
                 --------------------------------------------------------------
                  6   SHARED VOTING POWER
   BENEFICIALLY
                         4,361,100
     OWNED BY
                 --------------------------------------------------------------
       EACH       7   SOLE DISPOSITIVE POWER
     REPORTING
                         -0-
      PERSON
                 --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
       WITH
                         4,361,100
-------------------------------------------------------------------------------
     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            4,361,100

-------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    |_|

-------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            5.8%

-------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*
            CO

-------------------------------------------------------------------------------

                                SCHEDULE 13G

------------------------------              -------------------------------
CUSIP NO.    576206106                      PAGE     6  OF   11  PAGES
------------------------------              -------------------------------

-------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            DAVID A. TEPPER

-------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)     |_|
                                                                    (b)     |_|

-------------------------------------------------------------------------------
     3   SEC USE ONLY

-------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

-------------------------------------------------------------------------------
                  5   SOLE VOTING POWER
     NUMBER OF
                         -0-
      SHARES
                 --------------------------------------------------------------
                  6   SHARED VOTING POWER
   BENEFICIALLY
                         4,361,100
     OWNED BY
                 --------------------------------------------------------------
       EACH       7   SOLE DISPOSITIVE POWER
     REPORTING
                         -0-
      PERSON
                 --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
       WITH
                         4,361,100
-------------------------------------------------------------------------------
     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            4,361,100

-------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    |_|

-------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            5.8%

-------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*
            IN

-------------------------------------------------------------------------------

Item 1.

     (a)  NAME OF ISSUER:

          Massey Energy Company

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          4 North 4th Street
          Richmond, VA  23219

Item 2.

     (a)  NAME OF PERSON FILING:

          This Statement is being filed by and on behalf of Appaloosa Investment Limited Partnership I ("AILP"), Palomino Fund Ltd. ("Palomino"), Appaloosa Management L.P. ("AMLP"), Appaloosa Partners Inc. ("API") and David A. Tepper ("Mr. Tepper" and, together with AILP, Palomino, AMLP and API, the "Reporting Persons"). Mr. Tepper is the sole stockholder and the President of API. API is the general partner of, and Mr. Tepper owns a majority of the limited partnership interests in, AMLP. AMLP is the general partner of AILP and acts as investment adviser to Palomino.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          The business address of each of the Reporting Persons is c/o Appaloosa Management L.P., 26 Main Street, Chatham, NJ 07928.

     (c)  CITIZENSHIP:

          AILP is a Delaware limited partnership. Palomino is a British Virgin Islands corporation. AMLP is a Delaware limited partnership. API is a Delaware corporation. Mr. Tepper is a citizen of the United States.

     (d)  TITLE OF CLASS OF SECURITIES:

          Common Stock, par value $0.625 per share.

     (e)  CUSIP NUMBER:  576206106

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

     (b) [ ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
               78c);

     (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act (15 U.S.C. 80a-8);

     (e) [ ]   An investment advisor in accordance with Section
               240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person, in accordance with Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to ss. 240.13d-1(c), check this box.  |X|

Item 4.   OWNERSHIP:

          The percentages set forth in this Item 4 are based on there being 75,779,279 shares of Common Stock outstanding as of February 27, 2004 as disclosed in Massey Energy Company's Form 10-K filed on March 15, 2004 for the fiscal year ended December 31, 2003.


     AILP
     ----

     (a)   AMOUNT BENEFICIALLY OWNED:  2,324,517

     (b)   PERCENT OF CLASS:  3.1%

     (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   sole power to vote or to direct the vote:  -0-

           (ii)  shared power to vote or to direct the vote:  2,324,517

           (iii) sole power to dispose or to direct the disposition of: -0-

           (iv)  shared power to dispose or to direct the disposition of:  2,324,517

     Palomino
     --------

     (a)  AMOUNT BENEFICIALLY OWNED:  2,036,583

     (b)  PERCENT OF CLASS:  2.7%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   sole power to vote or to direct the vote:  -0-

          (ii)  shared power to vote or to direct the vote:  2,036,583

          (iii) sole power to dispose or to direct the disposition of:  -0-

          (iv)  shared power to dispose or to direct the disposition of:  2,036,583

     AMLP
     ----

     (a)  AMOUNT BENEFICIALLY OWNED:  4,361,100

     (b)  PERCENT OF CLASS:  5.8%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   sole power to vote or to direct the vote:  -0-

          (ii)  shared power to vote or to direct the vote:  4,361,100

          (iii) sole power to dispose or to direct the disposition of:  -0-

          (iv)  shared power to dispose or to direct the disposition of:  4,361,100

     API
     ---

     (a)  AMOUNT BENEFICIALLY OWNED:  4,361,100

     (b)  PERCENT OF CLASS:  5.8%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   sole power to vote or to direct the vote:  -0-

          (ii)  shared power to vote or to direct the vote:  4,361,100

          (iii) sole power to dispose or to direct the disposition of:  -0-

          (iv)  shared power to dispose or to direct the disposition of:  4,361,100

     David A. Tepper
     ---------------

     (a)  AMOUNT BENEFICIALLY OWNED:  4,361,100

     (b)  PERCENT OF CLASS:  5.8%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)    sole power to vote or to direct the vote:  -0-

          (ii)   shared power to vote or to direct the vote:  4,361,100

          (iii)  sole power to dispose or to direct the disposition of:  -0-

          (iv)   shared power to dispose or to direct the disposition
                 of:  4,361,100

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
|_|

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

          Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY:

          Not applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

Item 9.   NOTICES OF DISSOLUTION OF GROUP:

          Not applicable.

Item 10.  CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                             SIGNATURE PAGE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 1, 2004

                                   APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

                                   By:  APPALOOSA MANAGEMENT L.P.,
                                        Its General Partner

                                        By:  APPALOOSA PARTNERS INC.,
                                             Its General Partner

                                             By:   /s/ David A. Tepper
                                                -------------------------------
                                                Name:  David A. Tepper
                                                Title: President

                                   PALOMINO FUND LTD.

                                   By:  APPALOOSA MANAGEMENT L.P.,
                                        Its Investment Adviser

                                        By:  APPALOOSA PARTNERS INC.,
                                             Its General Partner

                                             By:   /s/ David A. Tepper
                                                -------------------------------
                                                Name:  David A. Tepper
                                                Title: President

                                   APPALOOSA MANAGEMENT L.P.

                                   By:  APPALOOSA PARTNERS INC.,
                                        Its General Partner

                                        By:  /s/ David A. Tepper
                                          -------------------------------------
                                          Name:  David A. Tepper
                                          Title: President


                                   APPALOOSA PARTNERS INC.

                                   By:   /s/ David A. Tepper
                                      -----------------------------------------
                                      Name:  David A. Tepper
                                      Title: President


                                    /s/ David A. Tepper
                                    -------------------------------------------
                                    David A. Tepper

                                 EXHIBIT A
                                 ---------

                           JOINT FILING AGREEMENT
                           ----------------------

The undersigned agree that the foregoing Statement on Schedule 13G (including any and all amendments thereto) is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Act and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

Dated:      April 1, 2004
                                   APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

                                   By:  APPALOOSA MANAGEMENT L.P.,
                                        Its General Partner

                                        By:  APPALOOSA PARTNERS INC.,
                                             Its General Partner

                                             By:   /s/ David A. Tepper
                                                -------------------------------
                                                Name:  David A. Tepper
                                                Title: President

                                   PALOMINO FUND LTD.

                                   By:  APPALOOSA MANAGEMENT L.P.,
                                        Its Investment Adviser

                                        By:  APPALOOSA PARTNERS INC.,
                                             Its General Partner

                                             By:   /s/ David A. Tepper
                                                -------------------------------
                                                Name:  David A. Tepper
                                                Title: President

                                   APPALOOSA MANAGEMENT L.P.

                                   By:  APPALOOSA PARTNERS INC.,
                                        Its General Partner

                                        By:  /s/ David A. Tepper
                                          -------------------------------------
                                          Name:  David A. Tepper
                                          Title: President


                                   APPALOOSA PARTNERS INC.

                                   By:   /s/ David A. Tepper
                                      -----------------------------------------
                                      Name:  David A. Tepper
                                      Title: President


                                    /s/ David A. Tepper
                                    -------------------------------------------
                                    David A. Tepper